Exhibit 99.2

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 13-007	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600

HORNBECK OFFSHORE ISSUES

$450,000,000 OF 5.000% SENIOR NOTES DUE 2021

March 28, 2013 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced that it closed today the sale of $450,000,000 in aggregate principal amount of its 5.000% Senior Notes due 2021 (“Senior Notes”) in a private placement. The Senior Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an available exemption from such registration requirements.

The net proceeds to the Company from this offering were approximately $442.4 million, after deducting initial purchaser discounts and fees and expenses of the offering. The Company used approximately $252.7 million of such proceeds to repurchase approximately 93.85% of the outstanding $250 million in aggregate principal amount of its 8.000% Senior Notes due 2017 (CUSIP 440543 AH 9) (the “8.000% Notes”) pursuant to its previously announced tender offer and consent solicitation for the 8.000% Notes. The Company accepted all 8.000% Notes that were tendered by 5:00 p.m., New York City time, on March 27, 2013, for purchase and payment. The $252.7 million comprised the total consideration paid for such 8.000% Notes tendered, including related accrued interest and consent fees. The remaining proceeds will be used to repurchase or redeem the approximately 6.15% of the 8.000% Notes that remain outstanding and for general corporate purposes, which may include retirement of other debt or funding for the acquisition, construction or retrofit of vessels.

The Company’s repurchase today of the tendered 8.000% Notes made operative the supplemental indenture executed by the Company, certain of its subsidiaries and the indenture trustee for the 8.000% Notes, which sets forth certain amendments to eliminate most of the restrictive covenants and certain default provisions contained in the indenture governing the 8.000% Notes.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

This press release is being issued pursuant to Rule 135C under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Company is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and the U.S. Gulf of Mexico. The Company currently owns a fleet of 79 vessels primarily serving the energy industry and has 24 additional high-spec Upstream vessels contracted, approved or under construction for delivery through 2015.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with respect to the use of proceeds of the Senior Notes and the construction of certain vessels. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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